                                                                      EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

A reconciliation of basic to diluted earnings per share for the six months ended September 30, 2000 and 1999 is as follows:

                                                  2000                         1999
                                       --------------------------    --------------------------
                                          BASIC        DILUTED          BASIC          DILUTED
                                       -----------    -----------    -----------    -----------
Net loss                               $  (975,073)   $  (975,073)   $  (559,011)   $  (559,011)
                                       ===========    ===========    ===========    ===========

Weighted average number of common
      shares outstanding during the
      period                             4,400,210      4,400,210      4,400,210      4,400,210

Net effect of dilutive stock options
      based on the treasury stock
      method at market prices                   --             --             --             --
                                       -----------    -----------    -----------    -----------

Shares used for computation              4,400,210      4,400,210      4,400,210      4,400,210
                                       ===========    ===========    ===========    ===========

Net loss per share                     $     (0.22)   $     (0.22)   $     (0.13)   $     (0.13)
                                       ===========    ===========    ===========    ===========

As the Company incurred a net loss for the six months ended September 30, 2000 and 1999, there were no adjustments for potentially dilutive securities as the adjustments would have been antidilutive.